EXHIBIT 11


                   ELCOM INTERNATIONAL, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)


                                   Three Months Ended         Six Months Ended
                                         June 30,                 June 30,
                                   --------------------     --------------------
                                      1996      1997          1996      1997
                                    --------   --------     --------  ---------
Net Income                          $ 1,152    $ 2,061      $ 2,276    $ 4,023
                                    ========   ========     ========   ========

Weighted Average Common Stock and
  Common Equivalent Shares
  Outstanding During the Period      26,363     26,869       26,192     26,805
Dilutive Effect of Common Equivalent
  Shares(1)                           3,716      2,868        3,412      2,511
                                    --------   --------     --------  --------
Weighted Average Common Shares
  Outstanding                        30,079     29,737       29,604     29,316
                                     ========   ========    ========   ========
Net Income Per Share                 $  .04     $  .07      $   .08    $   .14
                                     ========   ========    ========   ========

(1) The dilutive effect of common equivalent shares was computed in accordance with the treasury stock method in each of the periods presented.